EXHIBIT 14 .1

CODE OF BUSINESS CONDUCT AND ETHICS

IRONWOOD GOLD CORP.

Introduction

This Code has been adopted by our board of directors and will be reviewed and amended as circumstances warrant. This Code applies specifically to our directors, officers and employees. It also applies to all agents, representatives, independent contractors and other consultants that perform personal services for us in a capacity where their behavior reflects on our company. Since it is not possible for this Code to cover all potential situations that may confront our directors, officers, employees and consultants in the day-to-day conduct of our affairs, we must rely on the judgment, common sense and personal ethical standards of all our people to maintain the highest standard of honesty and integrity in the conduct of our business.

Times will change. Our business will change. Our people will change. What will not change is our commitment to certain core beliefs that define who we are as individuals and what we are as a company. Our core beliefs are:

Uncompromising integrity means staying true to what we believe. We adhere to honesty, fairness and "doing the right thing" without compromise, even when circumstances make it difficult.

Constant respect for people means we treat others with dignity, as we would like to be treated ourselves. Constant respect applies to every individual we interact with.

Unwavering commitment to total stockholder value means we recognize that the interests of our stockholders are paramount to the interests of any individual or group of individuals. When faced with a choice between maximizing current performance at the expense of long-term value, we should always strive to maximize total return to our stockholders.

Each of us is expected to demonstrate these core beliefs in all our activities, both professional and personal. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide our directors, officers, employees and consultants. This Code is a guide to help our people live up to our high ethical standards and their own. It summarizes certain laws that our company and our people are required to live by. The Code goes beyond the legal minimums, however, by describing our shared ethical values.

Those who violate the standards in this Code will be subject to disciplinary action. Any violations of this Code must be promptly reported to management at the appropriate level, including, if necessary and appropriate, to the board of directors. The confidentiality of a report and the reporting person will be protected to the extent possible, consistent with the law and the steps required to conduct an impartial and effective investigation of the conduct or matter. No reporting person will suffer retaliation because of a report he or she makes in good faith and with respect to a matter that the reporting person reasonably believes to be a violation of this Code unless the reporting person was personally involved in the violation.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should seek advice from an officer or the board of directors on how to handle the situation.

1.                Compliance with Laws and Regulations

It is our policy to conduct all of our business operations in compliance with both the letter and the spirit of all applicable laws, governmental, rules and regulations. Each of our directors, officers, employees and consultants must respect and obey the laws of the cities, states or provinces and countries in which we operate. Although not all employees are expected to know the details of all these laws, it is important to know enough to determine when to seek advice.

2.                Conflicts of Interest

Our directors, officers, employees and consultants are expected to make business decisions and participate in business activities on behalf of our company based on the best interests of our company, and not based on their personal relationships or benefits. Our directors, officers, employees and consultants are expected to use sound business judgment in any situation that presents an actual or potential conflict of interest. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of our company. A conflict situation can arise when a director, officer, employee or consultant takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer, employee or consultant, or members of his or her family, exploit the relationship with our company for personal gain. If you are unsure whether a particular situation presents a potential conflict of interest, ask before you act.

Actual or apparent conflicts of interest must be avoided whenever possible. If you are unable to avoid an actual or apparent conflict of interest, the nature of the conflict must be fully disclosed to management at the appropriate level, including, if necessary and appropriate, to the board of directors. All related party transactions must be reviewed and approved in advance by the board of directors.

Our directors, officers, employees and consultants should avoid financial, business or other personal interests or relationships that might conflict with the interests of our company or make it difficult to perform their duties objectively and effectively. Each director, officer, employee and consultant should conduct his or her affairs in a manner that avoids even the appearance of a conflict between their personal interests and those of our company. It is not possible to enumerate every circumstance that may lead to a conflict of interest, however the following examples are illustrative:

  Owning or holding a substantial financial interest in a company that has material business dealings with our company or that engages in business activities that are directly or indirectly competitive with our company;

  Acting as a director, officer, consultant or employee of a company that has material business dealings with our company or that engages in business activities that are directly or indirectly competitive with our company;

  Accepting gifts, payments, or services of significant value from those seeking to do business with our company;

  Knowingly competing with our company in the purchase or sale of property or diverting a business opportunity in which our company has or is likely to have an interest.

  Initiating a material business relationship with a firm owned or controlled by an employee, officer or director without the prior specific approval of the board of directors

Employees are expected to disclose to management at the appropriate level, including, if necessary and appropriate, to the board of directors, any situations that may involve conflicts of interest affecting them personally or those with whom we do business. After carefully considering a material potential conflict of interest, the board of directors may decide to approve proposed conduct. If granted, however, such approval may be modified or rescinded at any time.

Directors and officers have a special responsibility because they are prominent individuals with substantial responsibilities. To avoid conflicts of interest, our directors and officers are expected to provide full disclosure of any personal interest they may have in a proposed transaction between our company and any other entity. Whenever possible, a director or executive officer that has a potential conflict of interest should refrain from participation in any decision where there is an actual or potential conflict between their personal interests and the interests of the company.

3.                Insider Trading

Our employees and consultants are prohibited from buying and selling our common stock without prior written approval from management at the appropriate level, including, if necessary and appropriate, to the board of directors. Directors and executive officers must receive written pre-clearance from our general counsel before they enter into any transaction in our common stock. These prohibitions extend to and include accounts held by children, spouses and relatives who live in the same residence as a director, officer, employee or consultant. All transactions in our common stock must be made during a time when a trading window is open.

Federal law and our policies prohibit our directors, officers, employees and consultants from purchasing or selling our stock while in the possession of material, non-public information concerning our company. This prohibition extends to and includes indirect transactions through controlled corporations, family members, nominees and other third parties. Violations of insider trading laws may be punishable by fines and/or imprisonment under applicable laws.

Material, information is any information that could reasonably be expected to affect the price of our stock. If you are considering buying or selling our stock because of inside information that you possess, you should assume that the information is material. It is also important to keep in mind that if any trade you make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, you should always carefully consider how your trades would look from this perspective.

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one business day is generally considered a sufficient period for routine information to be absorbed by the market, although a longer period of delay might be considered appropriate in more complex decisions.

If family or friends of a director, officer, employee or consultant ask for advice about buying or selling our stock, it should not be provided. Federal law and our policies also prohibit a director, officer, employee or consultant from "tipping" family or friends regarding material, nonpublic information that they learn about our company in the course of their employment. The same penalties apply, regardless of whether a director, officer, employee or consultant derives any benefit from the trade. You should avoid discussing sensitive company information in any place where others may overhear your conversation.

4.              Corporate Opportunities

Our directors, officers, employees and consultants owe a us duty to advance the legitimate interests of our company when the opportunity to do so arises. If you learn of a business or investment opportunity during the course of your employment with our company you may not participate in that opportunity or make the investment without the prior written approval of management at the appropriate level, including, if necessary and appropriate, the board of directors. Such an opportunity should be considered an investment opportunity for our company in the first instance. Directors' duties to disclose corporate opportunities and related-party transactions to the board of directors are more extensive and include a requirement that they obtain the unanimous approval of the disinterested members of the board of directors before participating in any other business activities.

5.              Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secrets that were obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, our customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No business related entertainment or gift should ever be offered, given, provided or accepted by any director, officer, employee or consultant unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss any gifts or proposed gifts with an appropriate executive officer or the board of directors.

6.                Unauthorized Use of company Property and Services

No director, officer, employee or consultant may use any company property or services for his or her own personal benefit, or for the personal benefit of anyone else. It should be noted that, with regard to some activities, there are both personal and company benefits. These would include, for example, employee participation in continuing education programs. Therefore, management at an appropriate level must approve any employee use of company property or services that are not solely for the company’s benefit. Computer workstations and computer software are provided for the furtherance of company business only. The company's computer facilities should not be utilized for individual or outside projects for any purpose without the specific permission from management at an appropriate level. Our software programs are in many instances proprietary to us or used by us under license and usage agreements with outside authors. Software programs should not be copied or transmitted by any means to any third party for private use.

7.                Ban on Loans

It is against our policy to make direct or indirect personal loans to any director or executive officer of our company. Payroll advances and other loans to employees and consultants will not be made without the prior approval of management at the appropriate level, including, if necessary and appropriate, the board of directors.

8.                Accounting and Business Records

We need honest, timely and accurate financial information to make responsible business decisions. Certain directors, officers and employees will be authorized to use business expense accounts. All expense account transactions must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask. All of the company’s books, records, accounts and financial statements must be maintained in reasonable detail, must reflect all material transactions and must conform to our accounting policies and related system of internal controls.

Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of our funds must be properly recorded in our books and our records must disclose the nature and purpose of all transactions. All records and transactions are subject to review by our internal and external auditors. Full cooperation with our auditors is expected and under no circumstances will any relevant information be intentionally withheld from them. The following requirements apply to all company records:

  No undisclosed or unrecorded fund shall be established for any purpose.

  No false or artificial entries shall be made in our books and records for any reason, and no employee or officer shall engage in any arrangement that results in such prohibited act.

  All transactions shall be executed in accordance with management's general or specific authorization.

  Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets.

  No payment on behalf of the company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. Because e-mail provides immediacy and wide distribution, employees should thoughtfully review their messages prior to sending. Be especially careful with messages composed in an emotional state or that attempt to convey humor. This applies equally to internal memos, and formal reports. Records should always be retained or destroyed according to the company’s record retention policies. In accordance with those policies, if you learn of a subpoena or a pending, imminent or contemplated litigation or government investigation, you should immediately notify the board of directors. You must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation, or that may pertain to the investigation until you are advised how to proceed.

9.                Special Ethics Obligations for Employees with Financial Reporting Responsibilities

Our policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our company. Depending on their position with the company, directors, officers, employees and consultants may be called upon to provide information to assure that our public reports are complete, fair and understandable. The company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the company's public disclosure requirements.

The Finance Department (this includes all individuals within the company and its subsidiaries who work on financial matters) bears a special responsibility for promoting the integrity of the company's financial statements. The Chief Executive Officer, Chief Financial Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to promote a culture throughout the company of the importance of full, fair, accurate, timely and understandable reporting of the company's financial results and conditions.

Because of this special role, the Chief Executive Officer, the Chief Financial Officer and all members of the Finance Department are bound by the following financial officer code of ethics (the "Financial Officer Code of Ethics"), and by accepting the Code, each agrees that he or she will:

  Act with honesty and integrity, and ethically handle actual or apparent conflicts of interest in personal and professional relationships.

  Comply with and promote those company standards, policies and procedures designed to generate full, fair, accurate, timely and understandable public disclosures in compliance with applicable laws and regulations.

  Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other applicable rules and regulations of appropriate private and public regulatory agencies.

  Act in good faith, responsibly with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

  Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work shall not be used for personal advantage.

  Share knowledge and maintain skills important and relevant to stakeholder's needs.

  Proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment and the community.

  Responsibly use and control all assets and resources entrusted to you.

  Promptly report to the board of directors any conduct, without regard to materiality, that the individual believes to be a violation of law or business ethics or any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Subject to applicable law, violations of this Financial Officer Code of Ethics, including failures to report violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you suspect that a violation of the Financial Officer Code of Ethics has occurred, without regard to materiality, you must report the suspected violation in accordance with those procedures set forth in Section 16 of this Code.

10.              Disclosures in SEC Reports

The Securities and Exchange Commission (the "SEC") requires prompt public disclosure of material information about the company. It is our policy that all disclosures to the public, including disclosures in reports and documents that the company files with or submits to the SEC, press releases, speeches and stockholder and other public communications by the company, will be full, fair, accurate, timely and understandable.

Like many public companies, we can be the subject of rumors or speculation in the press. Our policy is not to comment on rumors or speculation. Unless management asks for your opinion, avoid negative comments about the performance, capabilities, behavior or motives of your colleagues. Do not comment on issues involving competitors. The following policies apply to contacts with the media.

  Do not initiate media contact without approval. Our communications management team must clear all press releases before they are issued. Before a release to major national or international media outlets, our communications management must be informed of the date and contents, so the release can be coordinated with other announcements.

  Before responding to any media inquiry or providing any information to the press, find out the scope and reasons for the request, and then contact our communications management team to decide how to respond;

  If the media request involves an issue that we might consider important (e.g., our financial results, possible or actual legal actions, catastrophes, public controversy, etc.), you should not comment. Instead, refer the caller to our communications management team and tell that department to expect the call. You also should inform your manager or supervisor.

11.              Payments to Government Personnel and Political Activities

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gifts which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our attorneys can provide guidance to you in this area.

We encourage our employees to maintain an interest in political matters, but recognize that participation in politics is primarily a matter of individual choice. Involvement and participation in political activities must be on an individual basis, on the employee's own time, and at the employee's own expense. Further, when an employee speaks on public issues, it must be made clear that comments or statements made are those of the individual and not our company. No company funds or assets, including the work time of any employee, will be contributed, loaned, or made available, directly or indirectly, to any political party or the campaign of any candidate for political office.

12.              Trade Secrets and Confidential Information

Employees must maintain the confidentiality of confidential information entrusted to them by the company or its customers, except when the board of directors authorizes, or laws or regulations require, disclosure of such confidential information. Confidential information includes all non-public information that might be useful to competitors, or harmful to the company, if disclosed. It also includes information that third-parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

Our directors, officers, employees and consultants must be guided by loyalty our company and exercise prudence in maintaining the secrecy of all trade secrets and confidential information in their possession. Employees and consultants should take care to refuse to allow the public or any other company, including our competitors, to obtain improper access to trade secret and confidential information. The following policies should be followed:

  Confidential information and trade secrets should be discussed only on a need-to-know basis with other employees.

  Be careful to avoid inadvertent disclosures of information in the course of social conversations or normal business relations with suppliers and customers.

  Any disclosure of trade secret or confidential information should be made only when appropriate protective agreements have been signed which our attorneys have approved.

13.              Employee Relations

Our policy is to provide good jobs and to operate under sound and legal personnel policies. While our employees are always subject to discharge, with or without cause, our objective is to be equitable and fair in the treatment of all our employees in all situations.

It is the company’s policy to ensure equal treatment for all employees and applicants, regardless of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion or any other condition of employment. All company activities, including, but not limited to, recruiting, hiring, training, transfers, promotions and benefits are based solely on individual merit.

It is company policy to provide a workplace free from tensions involving matters that do not relate to the company's business. In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, or requests for sexual favors, will not be tolerated.

Harassment of employees, applicants, customers, contractors or suppliers by other employees is a violation of company policy. Harassment includes, without limitation, verbal harassment (epithets, derogatory statements, slurs, etc.), physical harassment (hitting, pushing or other aggressive physical contact) and visual harassment (posters, cartoons, drawings, etc.).

Harassment may be unlawful and is prohibited whether it occurs in the workplace, at customer or vendor sites, or at other employment-related events or activities. However, the objectionable conduct need not be unlawful to violate company policy. company policy prohibits all inappropriate harassing conduct, whether or not the conduct is so severe as to be considered a violation of law.

Unlawful sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct of a sexual nature, (1) when submission to or rejection of such conduct is made either explicitly or implicitly a term or condition of employment or is used as a basis for employment decisions; or (2) when such conduct has the purpose or effect of unreasonably interfering with an individual's work performance by creating an intimidating, hostile, humiliating or sexually offensive work environment.

Employees who observe, learn of, or are subjected to harassment, are responsible immediately to report the conduct to the board of directors or any other manager with whom they feel comfortable for prompt investigation. Investigations will be conducted in as discrete and as confidential a manner as is practicable. Retaliation against individuals who report such violations of policy, or against those who provide information in an investigation of such violations, is also a violation of policy. The company will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation.

14.              Health and Safety

The company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

The use of illegal drugs in the workplace will not be tolerated. Company policy precludes the use or possession of any illegal drugs or any alcohol on company property. Employees are also prohibited from being on company property under the influence of either drugs or alcohol.

15.              Reporting any Illegal or Unethical Behavior

If you know of, or suspect, a violation of applicable laws or regulations, the Code, or the company's related policies, you must immediately report that information to your supervisor, any other manager or as set forth in Section 16 of this Code. No one will be subject to retaliation because of a good faith report of suspected misconduct. Employees are expected to cooperate fully in internal investigations of misconduct. All reported violations will be promptly investigated and treated confidentially to the extent possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the company.

16.              Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

  Seek help from within the company. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or an appropriate executive officer. You should talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

  Report suspected violations of law and company policies. You must report any suspected violations of law, this Code or other company policies to your supervisor or any other manager. If you are not comfortable reporting to your supervisor or feel that it would be inappropriate to do so, you may also report suspected violations directly to the board of directors.

  You may report suspected violations of law and company policies in confidence and without fear of retaliation. If you request that your identity be kept secret, your anonymity will be protected to the maximum extent possible.

     The company does not permit retaliation of any kind against employees for good faith reports of suspected violations.

  It is the responsibility of each director, officer, employee and consultant to promptly report complaints or concerns regarding accounting, internal accounting controls and auditing matters ("Accounting Issues"), without regard to materiality. Reports may be made anonymously (except if done through our internal e-mail or a third party email provider) and will be treated confidentially to the extent possible. All complaints or concerns regarding Accounting Issues will be appropriately investigated. We will retain copies of all reports, investigative reports, summaries of reports and other documents relating to complaints and concerns regarding Accounting Issues in accordance with our record retention policy. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues.

  Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

17.              Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board and will be promptly disclosed as required by law or regulation.

18.              No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. It is not intended to and does not, in any way, constitute an employment contract or an assurance of continued employment or create any rights in any employee, director, client, supplier, competitor, stockholder or any other person or entity.